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                                                                      Exhibit 21

                           SUBSIDIARIES OF THE COMPANY

                  The following is a list of the active subsidiaries of the Company as of March 29, 1996, indicating the jurisdiction of incorporation of each and the names under which such subsidiaries conduct business. In the case of each subsidiary which is indented, its immediate parent owns beneficially all of the voting securities, except New Valley Corporation, of which BGLS Inc. and New Valley Holdings, Inc. collectively own approximately 42% of such voting securities.

NAME OF SUBSIDIARY                                 JURISDICTION OF INCORPORATION

BGLS Inc.                                          Delaware
   Liggett Group Inc.                              Delaware
   New Valley Holdings, Inc.                       Delaware
     New Valley Corporation                        New York
   Brooke (Overseas) Ltd.                          Delaware

                  Not included above are other subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as such term is defined by Rule 1-02(w) of Regulation S-X.